EXHIBIT 16.1

April 12, 2023

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street N.E.

Washington, D.C. 20549

Re: Tego Cyber Inc.

File Ref. No. 000-56370

We have read the statements made by Tego Cyber, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8- K, as part of Tego Cyber, Inc’s. Form 8-K report dated April 12, 2023. We agree with such statements as they pertain to our Firm in such Form 8- K.

We have no basis to agree or disagree with any other statements of the Company contained in Item 4.01.

Sincerely,

BF Borgers CPA PC